Exhibit 99.1

CANTEL MEDICAL CORP

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	R. Scott Jones	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS

19% INCREASE IN SALES AND OPERATING INCOME

FOR QUARTER ENDED OCTOBER 31, 2007

- EPS OF $0.12 VS. $0.11

LITTLE FALLS, New Jersey (December 6, 2007) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported income from continuing operations of $1,939,000, or $0.12 per diluted share, on a 19% increase in sales to $60,005,000 for the first quarter ended October 31, 2007, inclusive of approximately $0.01 in severance expenses related to the relocation of Medivators’ BV operation to the U.S. and expenses related to recent acquisitions and $0.02 of stock-based compensation.  This compares with income from continuing operations of $1,723,000, or $0.11 per diluted share, on sales of $50,484,000 for the first quarter ended October 31, 2006, including $0.01 of stock-based compensation expense.

According to R. Scott Jones, Cantel’s President & CEO, “We are pleased with our overall core growth in excess of 7% in the first quarter of 2008, as compared with the same period in 2007. During the quarter we achieved double digit revenue growth in four of our five reporting segments and a decline in our Healthcare Disposables segment. Revenues decreased in Healthcare Disposables primarily due to the non-repetition of significant avian flu prevention orders received during the first quarter of 2007, and some negative effects realized by the consolidation of dental distributors. In keeping with our strategy to make synergistic acquisitions which add to existing segments, we completed three acquisitions (Dialysis Services, Inc., Verimetrix, LLC and Strong Dental Products, Inc.) during the past quarter. These transactions added proprietary branded products to our endoscope reprocessing and healthcare disposables product lines, enhanced the service network of our water purification and filtration business and are expected to contribute to future sales growth. Further, we continue to be quite pleased with the performance of the GE Water and Process Technologies’ Dialysis business which was acquired in April 2007.”

The Company further reported that its balance sheet at October 31, 2007 included current assets of $84,565,000, including cash of $17,625,000, a current ratio of 2.6:1, a ratio of funded debt to equity of .43:1, debt of $70,550,000 and stockholders’ equity of $162,573,000.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2007 on Thursday, December 6, 2007 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, December 6 at 2:00 PM through midnight on December 7, by dialing 1-877-660-6853 and using passcode #286 and conference ID #264516. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=123608.  A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

CANTEL MEDICAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	October 31,
	2007	2006

Net sales	$60,005	$50,484

Cost of sales	38,799	32,315

Gross profit	21,206	18,169

Expenses:
Selling	6,789	5,710
General and administrative	8,957	7,538
Research and development	990	1,166
Total operating expenses	16,736	14,414

Income from continuing operations before
interest and income taxes	4,470	3,755

Interest expense	1,222	763
Interest income	(147)	(290)

Income from continuing operations
before income taxes	3,395	3,282

Income taxes	1,456	1,559

Income from continuing operations	1,939	1,723

Income from discontinued operations, net of tax	—	245

Net income	$1,939	$1,968

Earnings per common share - diluted
Continuing operations	$0.12	$0.11
Discontinued operations	—	0.01
Net income	$0.12	$0.12

Weighted average shares - diluted	16,331	16,043

CANTEL MEDICAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	July 31,
	2007	2007
Assets
Current assets	$84,565	$76,731
Property and equipment, net	39,016	38,577
Intangible assets	46,836	44,615
Goodwill	110,369	102,073
Other assets	1,713	1,675
	$282,499	$263,671

Liabilities and stockholders’ equity
Current portion of long-term debt	$6,500	$6,000
Other current liabilities	26,631	29,971
Long-term debt	64,050	51,000
Other long-term liabilities	22,745	21,630
Stockholders’ equity	162,573	155,070
	$282,499	$263,671